UNITED STATES
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The following are screenshots of a portion of Veeva Systems Inc.’s website regarding potentially becoming a public benefit corporation. The excerpts contain only those portions of the website relating to potentially becoming a public benefit corporation.

The URL for the following matter: https://www.veeva.com/pbc/

Contact Sales 866-417-3024 Support Center Regions Industries
Veeva Products Services Customers Resources Events About Veeva Search

Veeva Files Proxy Statement for Conversion to Public Benefit Corporation

Announcement, September 2020 Proxy Filing, December 2020

About Veeva's Proposed Conversion to a PBC

Background
A PBC is a for-profit corporation that has also adopted a public benefit purpose. Our proposed public benefit purpose is to help make the industries we serve more productive and create high-quality employment opportunities.

This aligns with our work to deliver technology, data, and services to support life sciences companies in their mission to improve and extend life. With a focus on supporting the industry's most critical functions from clinical trials through commercialization, we help customers more efficiently and effectively get the right treatments to the right patients.

Long-term View
We see a conversion to a PBC as beneficial to our long-term financial results. It can give customers even greater confidence that our interests are not only well aligned today but will remain that way. We also believe a PBC structure will help us attract more talented people to Veeva.

Leading
If we convert, we would be the first large, U.S. public company to become a PBC, which follows our history of leading in areas that will advance the company, the industries we serve, and our stakeholders over the long-term.

"We believe social and economic benefits go hand in hand and have always operated with the long-term view that doing the right thing for our customers, employees, and communities ultimately allows us to deliver the best results for investors."

Peter Gassner

Founder and CEO, Veeva Systems

Frequently Asked Questions

1. What is a Delaware public benefit corporation?

A Delaware public benefit corporation (PBC) is a for-profit company incorporated under Delaware law. As a PBC, Veeva would seek to increase shareholder value, just as it has in the past. There are two primary distinctions between a PBC and a traditional Delaware corporation (known as a C corporation).

First, PBCs adopt a public benefit purpose in their certificates of incorporation. Veeva's proposed public benefit purpose is to help make the industries it serves more productive and create high-quality employment opportunities. This public benefit purpose aligns with the Veeva's focus on helping life sciences companies in their mission to improve and extend life.

Second, in making decisions, PBCs have a fiduciary duty to balance the interests of shareholders, the interests of stakeholders materially affected by the PBC's conduct, and pursuit of the PBC's public benefit purpose. For Veeva, that would mean taking into account the impact our decision and operations have on shareholders, employees, customers, partners, and the communities in which we operate. In our view, this approach enhances the long-term value of Veeva and is in the best interests of shareholders.

2. What is the process for converting to a PBC?

An existing C corporation can convert to a PBC if, after approval by the board of directors, shareholders approve the conversion by majority vote. Veeva has proposed that a shareholder vote take place at a special meeting on January 13, 2021.

Therefore, we believe that PBC conversion can positively impact our long-term financial results and we have not changed our 2025 financial targets that were originally issued October 2, 2019 and reiterated at our annual investor day event on October 29, 2020.

3. Do PBCs need to be Certified B Corporations?

B Corp Certification is a third-party certification administered by the non-profit called B Lab. PBCs are a form of legal entity and do not have to be certified by any non-government entity. Some PBCs and traditional corporations choose to pursue B Lab's private certification process. This type of certification is not a PBC requirement.

4. How would converting to a PBC impact Veeva's financial performance and goals?

We see social and economic benefits as complementary and have always operated with the long-term view that doing the right thing for our customers, employees, and communities ultimately allows us to deliver the best results for investors.

Having a charter that reflects that we do consider customers, in addition to shareholders, when making decisions can give customers and the industries we serve even greater confidence our interests are not only aligned today, but that they will remain that way well into the future. We also believe that the best people want to work for a company that is purpose driven and the move to PBC can help us recruit and retain the best talent.

Therefore, we believe that PBC conversion can positively impact our long-term financial results and we have not changed our 2025 financial targets that were originally issued October 2, 2019 and reiterated at our annual investor day event on October 29, 2020.

5. Are you considering any other governance changes?

Since our IPO in 2013, Veeva has had in place a standard set of governance protections for a relatively recent public company. We are now in the process of transitioning to a more typical governance profile for a later stage public company. Our dual-class stock structure will sunset in 2023. We are also seeking shareholder approval to declassify our board of directors and have announced our plan to implement a majority voting standard in all future director elections. Our board is committed to good governance and we will be considering adjustments to other governance matters over time as well.

6. Does Veeva expect to share any new types of information with shareholders and stakeholders after this transition and if so, what new disclosures can we expect?

If Veeva becomes a PBC it must deliver a report to shareholders at least every two years on how it is promoting its public benefit purpose and the best interests of its key stakeholders. Veeva's current expectation is that we would report against our PBC obligations annually, and that we would make the report publicly available, as opposed to distributing it only to shareholders as allowed by Delaware law. In addition, Veeva regularly evaluates the voluntary disclosures it makes to supplement its legally required ones and adjusts and updates them regularly.

7. How can PBC shareholders protect their interests?

PBC shareholders have the protections and governance rights that shareholders of traditional companies have, including rights to elect the board, file shareholder proposals, and vote on major corporate transactions like charter amendments and mergers.

PBC shareholders also have rights to file the same types of lawsuits that shareholders of traditional companies can file.

9. What other public companies are PBCs?

While Veeva would be the first publicly listed company to convert from a traditional C corporation to a PBC, Laureate Education, Inc. became the first US publicly listed PBC following its IPO in 2017. In addition, in 2020, Lemonade, Inc. and Vital Farms, Inc. both PBCs, completed IPOs.

Many large and well-known private companies and subsidiaries of some large public companies are also benefit corporations, such as Patagonia, Inc., King Arthur Baking Company, Inc. Ben & Jerry's Homemade, Inc. (a subsidiary of Unilever, Inc.), Allbirds, Inc., and Method Products, PBC (a subsidiary of S.C. Johnson & Son, Inc.).

Resources

- Veeva Files Proxy for PBC Conversion
- Veeva Announces Committee to Explore PBC Conversion
- 3 Ways to Put Your Corporate Purpose into Action
- Making it Easier for Directors to 'Do the Right Thing'?
- Publicly Traded Public Benefit Corporations

Additional Information and Where to Find It

Additional Information and Where to Find It
Veeva, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the certain matters described on this page (the “Matters”). Veeva has filed a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies in connection with the Matters.
Timothy C. Barabe, Mark Carges, Paul E. Chamberlain, Ronald E.F. Codd, Peter P. Gassner, Mary Lynne Hedley, Gordon Ritter, Paul Sekhri, and Matthew J. Wallach, all of whom are members of Veeva’s Board of Directors, and Brent Bowman, Veeva’s Chief Financial Officer, are participants in Veeva’s solicitation. Other than Messrs. Gassner and Wallach, none of such participants owns in excess of one percent of the voting power of Veeva’s common stock. Mr. Gassner may be deemed to own approximately 52 percent of the voting power of Veeva’s common stock, and Mr. Wallach may be deemed to own approximately two percent of the voting power of Veeva’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, are included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Matters.
On or about December 4, 2020, Veeva is mailing the definitive Proxy Statement and a proxy card to each stockholder entitled to vote at the stockholder meeting to consider the Matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT VEEVA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by Veeva with the SEC in connection with the Matters at the SEC’s website (http://www.sec.gov). Copies of Veeva’s definitive Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by Veeva with the SEC in connection with the Matters will also be available, free of charge, at Veeva’s website (http://www.veeva.com) or by writing to Veeva Systems Inc., Attention: Investor Relations, 4280 Hacienda Drive, Pleasanton, California 94588.